Exhibit 5.2

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020-1001

November 4, 2024	Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

Marex Group plc

155 Bishopsgate

London EC2M 3TQ

United Kingdom

Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special counsel to Marex Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s offering of $600,000,000 aggregate principal amount of the Company’s 6.404% Senior Notes due 2029 (the “Notes”), pursuant to a registration statement on Form F-1 (File No. 333-282656) dated October 15, 2024, as amended by Amendment No. 1 to the registration statement on Form F-1, dated October 22, 2024 (together, the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and a registration statement on Form F-1MEF (File No. 333-282911) filed by the Company with the Commission on October 31, 2024 under Rule 462(b) of the Securities Act (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”). The Notes are to be issued pursuant to an indenture, dated as of October 15, 2024 (the “Base Indenture”) and a supplemental indenture, dated as of November 4, 2024 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each between the Company and Citibank, N.A. as trustee (the “Trustee”).

In rendering the opinions expressed below, we have examined (i) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (ii) the preliminary prospectus supplement, dated October 30, 2024, relating to the offering of the Notes (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”), (iii) the prospectus supplement, dated October 30, 2024, relating to the offering of the Notes (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), (iv) the Company’s amended and restated articles of association, (v) resolutions of the Company’s board of directors, (vi) an executed copy of the Base Indenture, (vii) an executed copy of the Supplemental Indenture and (viii) copies of the Notes in global registered form (the “Global Notes”) as executed by the Company and authenticated by the Trustee.

Marex Group plc

November 4, 2024

We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon the foregoing, it is our opinion that the Notes have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Indenture by the Trustee and the due authentication of the Notes by the Trustee in accordance with the Indenture, the Notes are are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the laws of the State of New York and the Federal laws of the United States of America, as in effect on the date hereof, and we express no opinion herein concerning the laws of any other jurisdiction. Insofar as the foregoing opinions involve matters governed by English law, we have relied, with your permission, on the opinion of Mayer Brown International LLP, dated as of November 4, 2024 and filed as an exhibit to the Company’s Current Report on Form 6-K dated November 4, 2024, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and the Company’s Current Report on Form 6-K dated the date hereof and to the use of our name in the Preliminary Prospectus and the Prospectus under the captions “Legal Opinions” and “Legal Matters,” respectively.

Marex Group plc

November 4, 2024

In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Very truly yours,

/S/ MAYER BROWN LLP